Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

At the Company:	EAS & Associates:
Gregory S. Skinner	Liz Saghi
Vice President Finance and CFO	(805) 687-2038
(650) 306-1650

LANDEC CORPORATION REPORTS SECOND QUARTER
FISCAL YEAR 2005 RESULTS

MENLO PARK, CA – January 4, 2005 — Landec Corporation (Nasdaq: LNDC), a developer and marketer of technology-based polymer products for food, agricultural and licensed partner applications, today reported results for the second quarter ended November 28, 2004.  Unless otherwise noted, all financial statement amounts are stated on a basis consistent with accounting principles generally accepted in the United States (“GAAP basis”).

Total revenues for the quarter were $50.7 million versus revenues of $43.3 million for the same period a year ago.  The Company reported a net loss for the quarter of $808,000, or $0.03 per diluted share, compared to a net loss of $1.6 million, or $0.08 per diluted share, for the second quarter of fiscal year 2004.

Revenues for the first six months of fiscal year 2005 were $97.5 million versus revenues of $85.1 million a year ago.  The Company reported a net loss for the first six months of fiscal year 2005 of $1.5 million, or $0.06 per diluted share, compared to a net loss of $2.2 million, or $0.11 per diluted share, in the first six months of the prior year.

“The results for the second quarter and first six months of fiscal year 2005 are in line with achieving our goals of continuing to grow revenues and improve our bottom line results,” commented Gary Steele, President and CEO of Landec. “Consistent with the seasonality in our business and with the results from fiscal year 2004, we expected that the first half of fiscal year 2005 would show losses, and the second half and the full year are expected to be profitable.”

Landec has achieved the following key milestones thus far in fiscal year 2005:

Apio, Inc., Landec’s Food Subsidiary:

•                  Entered into a joint technology development and supply agreement with Chiquita for Apio to supply its proprietary banana packaging to Chiquita for sale with Chiquita® Brand bananas.

•                  Increased value-added specialty packaging vegetable revenues by 18% compared to the same period in the prior year.

•                  Increased the sales of the value-added vegetable tray line by 97% and the value-added 12-ounce product line by 14% compared to the same period in the prior year.

•                  Entered into an agreement with Caito Foods Service, Inc. of Indianapolis, Indiana, to regionally process, package and distribute Apio’s value-added specialty packaged fresh-cut vegetable tray products.

•                  Increased export revenues by 27% and export gross profits by 33% compared to the same period last year.

•                  Established a new $10 million working capital line of credit and a $6 million equipment line of credit with better terms and more favorable financial covenants.

Landec Ag, Landec’s Agricultural Seed Subsidiary:

•                  Introduced 26 new corn hybrids for 2005, bringing the line-up to 116 hybrid seed varieties it currently has for sale.

•                  Increased the Fielder’s Choice Direct® hybrid offerings that use Intellicoat® Early Plant® seed coating technology to 55, up from 32 last year.

•                  Reported that Intellicoat Early Plant coated corn technology continues to perform well across all geographies and that it consistently provides good, uniform stands even when planted in adverse growing conditions, resulting in higher yields, and that in some cases in 2004, provided higher yields than late-planted corn by as much as 40 bushels per acre.

Landec Consolidated:

•                  Sold 486,111 shares of Landec Common Stock to Chiquita for $3.5 million in cash in conjunction with the joint technology development and supply agreement.

•                  Reduced Company-wide interest expense by $328,000, or 62%, compared to the first six months of fiscal year 2004.

“We have five primary objectives for fiscal year 2005:  (1) grow our value-added specialty packaged food business, (2) grow our ag seed customer base and corresponding revenues for all of our seed products, (3) commercially launch our banana packaging technology with Chiquita, (4) continue to add strategic partner relationships in each of our businesses, and (5) increase revenues to over $200 million and meet or possibly exceed our financial plan to double net income over fiscal year 2004 net income of $2.9 million.  Through the first six months of fiscal year 2005, we are meeting our plan,” added Steele.

Apio, Inc.

“During the second quarter, sales of our value-added specialty packaging vegetable products grew 23% to $28.0 million compared to $22.8 million in the same period last year,” stated Steele. “For the first six months of fiscal year 2005, sales of our value-added specialty packaging vegetable products grew 18% to $53.2 million compared to $45.1 million for the same period a year ago.  Notably, our 12-ounce specialty packaged retail product line grew 17% during the three months, and 14% during the six months, ended November 28, 2004 compared to the same periods last year.  In addition, our vegetable tray product line grew 95% during the three months, and 97% during the six months ended November 28, 2004, compared to the same periods last year.  According to AC Nielsen, for the three months ended September 30, 2004, Apio was the number one supplier of vegetable trays to retail grocery stores in the United States, capturing 44% of the total retail vegetable tray market.  This is an increase of 15 percentage points from 29% for the three months ended September 30, 2003.  This market share data was based on sales reported for retail grocery stores with average annual revenues over $2 million that report to AC Nielsen.  In addition, Apio’s export revenues increased 16% during the quarter to $18.5 million from $15.9 million during the year ago second quarter and increased 27% to $36.2 million for the first six months of fiscal year 2005 from $28.5 million for the same period last year.”

“Apio’s gross profits from value-added vegetable products increased $671,000 during the second quarter and $532,000 during the first six months of fiscal year 2005 compared to the same periods in the prior year.  These increases in gross profits were primarily due to increased sales volume and the introduction of several new value-added products.  The increase in value-added gross profits for the first six months of fiscal year 2005 compared to the same period last year was partially offset by lower gross margins on the sale of discontinued products and inventory write offs associated with the discontinued products in the first quarter of fiscal year 2005,” said Steele. “In addition, export gross profits increased 28% during the second quarter compared to the same period last year to $1.0 million from $762,000.  For the six months ended November 28, 2004, export gross profits increased to $2.0 million from $1.5 million during the same period last year.  Overall Apio’s net income increased to $1.5 million and $2.8 million, respectively, for the three and six months ended November 28, 2004 compared to $864,000 and $2.1 million, respectively, for the same periods a year ago.”

“In our banana program, in September 2004, the Company entered into a joint technology development and supply agreement with Chiquita Brands International, Inc.  Under the terms of the agreement, Apio will supply Landec’s proprietary Intelimer® based packaging to Chiquita.  Chiquita in turn will package Chiquita Brand bananas with Landec’s proprietary banana packaging for sale worldwide,” stated Steele.  “This agreement with Chiquita is the culmination of several years of Landec research, development and market trials with bananas to validate our technology and its value in the marketplace.  We are working with Chiquita to commercially launch several packaging formats worldwide using our proprietary banana packaging.  In addition, during the second quarter Chiquita purchased 486,111 shares of Landec common stock at $7.20 per share for a total of $3.5 million in cash.”

Landec Consolidated

“The net loss for the second quarter of fiscal year 2005 was less than the net loss during the same period last year due to several factors.  Items decreasing the net loss include: (1) a $671,000 increase in gross profits from Apio’s value-added business, (2) a $217,000 increase in gross profits from Apio’s export business, (3) a $312,000 decrease in research and development expenses primarily due to lower non-banana related research and development at Apio and a greater emphasis on sales and marketing at Landec Ag and (4) a $172,000 reduction in interest expenses.  These decreases in the net loss were partially offset by planned increases in sales and marketing costs for Apio and Landec Ag of $713,000,” stated Steele.

“The net loss for the first six months of fiscal year 2005 was less than the net loss during the same period last year due to several factors.  Items decreasing the net loss include: (1) a $532,000 increase in gross profits from Apio’s value-added business, (2) a $505,000 increase in gross profits from Apio’s export business, (3) a $429,000 decrease in research and development expenses primarily due to lower non-banana related research and development at Apio and a greater emphasis on sales and marketing at Landec Ag and (4) a $328,000 reduction in interest expenses.  These decreases in the net loss were partially offset by planned increases in sales and marketing costs for Apio and Landec Ag of $1.0 million compared to the same period last year,” continued Steele.

Commenting on the financial condition of the Company, Steele said, “During the six months ended November 28, 2004, we maintained our strong balance sheet.  The cash decrease of $243,000 during the first six months of fiscal year 2005 to a cash balance of $6.2 million was primarily due to (1) net cash used in operations of $1.6 million, primarily from the purchase of seed corn, (2) the purchase of $2.1 million of property, plant and equipment, and (3) a decrease in net borrowings under the Company’s lines of credit of $1.1 million.  These decreases in cash were partially offset by the issuance of $1.2 million of long-term debt for the financing of certain processing equipment at Apio to further automate our value-added processing facility and the sale of $4.4 million of common stock, of which $3.5 million was purchased by Chiquita and the remainder purchased through the exercise of stock options.  As of November 28, 2004, we had availability under our lines of credit of $13.3 million up from $10.3 million at the end of the prior quarter.”

“As a reminder about the seasonal nature of our business, seasonality is inherent in our two core businesses – Apio and Landec Ag.  Apio is subject to produce sourcing issues during the winter months, and Landec Ag recognizes nearly all of its revenues and profits during our third and fourth fiscal quarters while realizing essentially no revenues during our first and second fiscal quarters,” commented Steele.

“Landec’s proprietary temperature-activated Intelimer polymers are patent protected and are changing the economics and the quality of the food and seed products we have targeted.  In addition, our technology is opening up new solutions in the medical, consumer and industrial markets.  We have numerous technology-driven applications in our pipeline and look forward to developing several new products with partners during the upcoming year,” concluded Steele.

Operating Highlights and Outlook

Apio’s Intelimer Based Packaging Products Business Continues to Grow

During the past twelve months, Apio introduced twelve new value-added produce product offerings.  Apio currently sells over 120 value-added products to retail, club store and food service customers.  In addition, Apio has expanded its retail and club store presence to over 11,200 stores, up from 10,300 in the prior fiscal year.

Landec’s Intelimer-based food packaging regulates the levels of oxygen and carbon dioxide within a package to maintain the optimum atmosphere for the particular vegetable(s) in order to extend the shelf life of the produce. The success of Landec’s Intelimer-based food packaging technology allows the Company to convert not only fresh-cut produce but also whole produce into value-added products that bring real differentiation to retailers and to growers.

During the first six months of fiscal year 2005, Apio continued to grow its value-added business.  Sales from the two fastest-growing product lines, which consist of vegetable trays and 12-ounce retail packages, collectively grew over 59% compared to the same period of the prior year.  The Company expects to continue to grow its market share in its value-added product lines during the remainder of fiscal year 2005.

Landec Ag’s Intellicoat Seed Coating Product Sales Grew this Past Year

Landec Ag, the Company’s Intellicoat seed coating subsidiary, commercially launched its Early Plant corn during 2003.  Early Plant hybrid corn joined the existing line-up of Landec Ag commercial products which include Pollinator Plus® coatings for inbred corn seed, Relay™ Cropping System of wheat and Intellicoat coated soybean, Fielder’s Choice Direct hybrid corn and the Harvestar® product line, which offers high performance alfalfa and nutrient enhanced hybrid corn seed.

Early Plant corn is designed to allow corn farmers to safely and reliably plant hybrid corn three to four weeks earlier than normal, by using Landec Ag’s proprietary Intellicoat coating which prevents germination until the soil reaches the optimal soil germination temperature.  Otherwise, planting earlier in cold, wet soil could cause poor or no germination to occur.  Allowing the farmer to have a wider planting window lowers costs, reduces risks associated with late planting and potentially increases yields across the entire farming operation. The program for Early Plant corn increased 40% this past spring to over 56,000 acres from 40,000 acres in the spring of 2003 and over four-fold from 13,000 acres in the spring of 2002.

For Early Plant corn planted in 2003, the Intellicoat coated seeds showed better, more uniform emergence and higher stand counts for improved yield potential when compared to uncoated corn seeds.  Beginning in 2003, Landec Ag sold its Intellicoat Early Plant corn seed coating technology through its own Fielder’s Choice Direct brand of hybrid seed corn and through the hybrid corn seed brands of three regional seed companies.  Testimonials from farmers for their 2003 crop indicated that Early Plant corn delivered yields equal to or more than corn planted at normal planting times and avoided losses associated with late planting of corn.

For Early Plant corn planted in 2004, Landec Ag reported that its Intellicoat Early Plant coated corn technology performed consistently across all geographies, with farmers reporting good, uniform stands and significant yield benefits from avoiding late planting. In some cases, yields were higher than late-planted corn by as much as 40 bushels per acre, plus there were cost savings from lower drying costs due to harvesting corn with lower moisture content than associated with late-planted corn.  In addition, by planting corn earlier than normal, farmers gain a wider planting window which accrues benefits across their entire farming operation by spreading out their workload.

In 2004, Landec Ag sold its Intellicoat Early Plant coated corn seed through its own Fielder’s Choice Direct sales organization and through six regional seed companies, up from three companies in the prior year.  Currently, in addition to Fielder’s Choice Direct, Early Plant corn is marketed through ten seed partners.

Landec Ag’s first Intellicoat commercial product is called Pollinator Plus.  Pollinator Plus seed coatings are applied to inbred seed corn to delay seed germination and extend the pollination window thus reducing risks and increasing yields for seed companies in the production of hybrid seed corn.  Pollinator Plus, which targets the production of hybrid seed corn representing approximately 650,000 acres in ten states, is being used by over 35 major seed companies and was planted on nearly 74,000 acres in 2004 compared to 66,000 acres in 2003.  In addition, during 2003 Landec Ag entered into a non-exclusive joint licensing agreement with Incotec International BV, a recognized world leader in seed coating enhancement technologies, which is making Pollinator Plus coatings available to the European Union market.  After two years of testing, Incotec is expected to have their first commercial sales in 2005.

Landec Ag, headquartered in Monticello, Indiana, combines its proprietary Intellicoat seed coating technology products with its unique electronic, direct marketing and consultative selling approach - eDC®, through its branded seed company, Fielder’s Choice Direct.  Fielder’s Choice Direct has developed a sophisticated telephonic and electronic call center which provides its sales force with in-depth information about the customer’s farming trends and requirements, while also helping the farmer to better evaluate seed choices in order to match appropriate offerings with the farmer’s specific requirements. The success of Fielder’s Choice comes, in part, from its expertise in selling directly to the farmer, bypassing the traditional and costly farmer-dealer system.  We believe that this direct channel of distribution provides up to a 35% cost advantage compared to the farmer-dealer system.

Landec’s Intelimer Supply and Licensing Business Continues to Expand

Landec began shipping Intelimer polymers to L’Oreal of Paris in November 2003 for use in cosmetic and personal care products.  L’Oreal has now commercialized initial products in Asia, Europe and the United States using Landec’s Intelimer polymer additives.  The Company is working with L’Oreal and other companies to expand the use of Intelimer polymers in other cosmetic and personal care products.  In addition, we have developmental efforts underway relating to new applications of our Intelimer materials outside of the food and agricultural markets.

Landec Second Quarter 2005 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Wednesday, January 5, 2005, during which senior management of Landec will present an overview of results for the second quarter of fiscal year 2005.  Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com on the Investor Relations web page.  A replay of the webcast will be available for 30 days.  Additionally investors can listen to the call by dialing (866) 814-1912 or (703) 639-1356 at least 5 minutes prior to the start.  A replay of the call will be available through Wednesday, January 12th by calling (888) 266-2081 or (703) 925-2533, code #607578.

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with expanding operations, the ability to achieve acceptance of the Company’s new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company’s collaborative partners, the timing of regulatory approvals and new product introductions, the mix between pilot production of new products and full-scale manufacturing of existing products, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 30, 2004.  (See item 2: Management’s Discussion and Analysis of Financial Condition and Results of Operations.)  As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable.  The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

—Tables and Q&A to Follow—

LANDEC CORPORATION
Consolidated Condensed Balance Sheets
(In thousands)

	November 28, 2004	May 30, 2004
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$6,215	$6,458
Accounts receivable, net	15,744	15,349
Inventory	17,256	11,227
Notes and advances receivable	1,181	1,450
Prepaid expenses and other current assets	1,737	1,527
Total Current Assets	42,133	36,011

Property and equipment, net	18,771	18,341
Intangible assets, net	37,891	37,724
Other assets	713	931
Total Assets	$99,508	$93,007

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$16,659	$15,390
Accrued compensation	1,653	1,570
Other accrued liabilities	2,848	2,506
Deferred revenue	3,193	807
Lines of credit	4,192	5,317
Current maturities of long term debt	1,793	1,505
Total Current Liabilities	30,338	27,095

Non-current portion of long term debt	2,806	2,174
Other non-current liabilities	593	637
Minority interest	1,281	1,552

Shareholders’ Equity
Common stock	121,282	116,841
Accumulated deficit	(56,792)	(55,292)
Total Shareholders’ Equity	64,490	61,549
Total Liabilities and Shareholders’ Equity	$99,508	$93,007

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per-share data)
(unaudited)

	Three Months Ended		Six Months Ended
	November 28, 2004	November 30, 2003	November 28, 2004	November 30, 2003
Revenues:
Product sales	$49,696	$41,989	$95,252	$80,816
Services revenues	876	1,072	2,038	3,909
Research, development, and royalty revenues	77	182	191	299
License fees	22	22	44	44
Total revenues	50,671	43,265	97,525	85,068

Cost of revenue:
Cost of product sales	44,254	37,796	84,631	71,688
Cost of services revenues	421	439	1,158	2,269
Total cost of revenue	44,675	38,235	85,789	73,957

Gross profit	5,996	5,030	11,736	11,111

Operating costs and expenses:
Research and development	685	997	1,489	1,918
Selling, general and administrative	5,946	5,221	11,321	10,704
Total operating costs and expenses	6,631	6,218	12,810	12,622
Operating loss	(635)	(1,188)	(1,074)	(1,511)

Interest income	9	38	19	91
Interest expense	(87)	(259)	(205)	(533)
Other (expense) income	(95)	(174)	(240)	(254)
Net loss	(808)	(1,583)	(1,500)	(2,207)
Dividends on Series B preferred stock	—	(115)	—	(228)
Net loss applicable to common shareholders	$(808)	$(1,698)	$(1,500)	$(2,435)

Basic and diluted net loss per share	$(0.03)	$(0.08)	$(0.06)	$(0.11)

Shares used in basic and diluted per share computations	23,595	21,231	23,396	21,215

LANDEC CORPORATION
SECOND QUARTER ENDED NOVEMBER 28, 2004
QUESTIONS AND ANSWERS

1)  What are the Company’s primary areas of focus for the remainder of fiscal year 2005?

For the remainder of fiscal year 2005 we intend to focus on the following areas of operation:

a.              Work with Chiquita to develop and commercialize our packaging technology for bananas.

b.              Enter into more partnerships that will help grow our businesses in food, ag and licensing.

c.               Increase Apio’s value-added revenues from retail grocery and foodservice for fiscal year 2005 by 15% or more compared to fiscal year 2004.

d.              Expand Apio’s value-added business through use of its exclusive domestic packaging and marketing agreement with Dole Fresh Vegetables, Inc.

e.               Increase gross profits in Apio’s value-added business for fiscal year 2005 by 15% to 20% compared to fiscal year 2004 by reducing production costs, increasing sales volumes and focusing on higher margin products.

f.                 Reduce losses in Apio’s banana program for fiscal year 2005 by approximately $1.4 million compared to fiscal year 2004 by no longer sourcing bananas and only selling banana packaging with Intelimer technology to Chiquita and other companies.

g.              Grow Landec Ag’s uncoated seed revenues for fiscal 2005 by 15% or more, its Intellicoat coated seed revenues by 50% or more and its overall gross profits by 20% or more compared to fiscal year 2004.

h.              Increase product sales to L’Oreal and others.

i.                 Increase fiscal year revenues to over $200 million, meet or possibly exceed our plan to double last year's net income of $2.9 million and generate positive cash flow from operations.

2)              What progress has been made with Chiquita on the banana collaboration?

We have a joint development team focused on application development work of new innovative packaging formats initially targeted toward new retail channels that traditionally don’t sell bananas, examples of which include, but are not limited to, convenience stores, retail coffee chains and drug stores.  We are working closely with Chiquita and our joint work is progressing on schedule.  We expect that market testing of Chiquita bananas using our proprietary technology in new innovative packaging formats will begin in early 2005.

3)              What is the status of the Dole branded specialty packaging products?

We are steadily expanding our products with the Dole brand and are currently selling sixteen Dole branded bagged and vegetable tray products to retailers and club stores.  Dole branded vegetable tray sales have grown significantly since their introduction last November.  According to AC Nielsen, for the three months ended September 30, 2004, the Dole branded vegetable tray was the fifth highest selling retail vegetable tray in the nation.  We expect the Dole line of products to solidly contribute to revenues and profits during fiscal year 2005.

4)              What is the current assessment of the seed business for this year?  How are orders looking?

We are currently behind our internal goal for the year due to a late harvest in widespread areas of the Northern Corn Belt.  For the 2005 planting season, the majority of new farmer prospects are being generated after harvest, which is a change from the past when most of the leads were generated prior to harvest.  We are encouraged based on the strong performance of many of the new Fielder’s Choice Direct hybrids added to our product line-up during the last several years, and we are further encouraged by the yield results for these new hybrids and our Early Plant Corn hybrids in 2004.  We are hopeful that by the time the selling season ends, we will meet our internal sales goal for fiscal year 2005.

In the short-term, we are focusing our Early Plant Corn program on small and medium size seed companies that seek new, differentiable products where our Intellicoat coatings can help the farmer increase yields and profits.  Currently, large seed companies are consumed with the sale of a broad range of their internally developed products that carry new genetically engineered seed traits and chemical treatments.  We will continue to validate and sell our Early Plant Corn coated seed products directly to the farmer through our Fielder’s Choice Direct sales organization to expand awareness and acceptance by increasingly more farmers.

5)              What plan does the Company have to minimize the negative financial impact from produce sourcing issues at Apio?

In planning for sourcing produce this fiscal year, particularly during the late fall and winter, the Company is further enhancing the strategies we started in fiscal year 2004, which include:

•                  Improving production and inventory controls

•                  Obtaining produce sourcing from geographically dispersed regions

•                  Developing a system to store broccoli for a longer period of time before processing

•                  Diversifying our product mix to become less reliant on certain produce

Through the first six months of fiscal year 2005, our sourcing strategies are working and there has been no significant financial impact from produce shortages to date.

6) The Company’s cash position is $6.2 million at November 28, 2004.  Does the Company have enough cash resources to continue to operate effectively?

In addition to the $6.2 million in cash, as of the end of the second quarter we had $13.3 million available under our lines of credit, excluding our equipment line of credit, up from $10.3 million at the end of the prior quarter.

Expected cash flow from operations and lower debt payment should provide sufficient cash resources to effectively operate the business and fund capital expenditures of $3 million to $4 million per year.  This coupled with over $40 million of net operating loss carry forwards for tax purposes should result in healthy cash reserves over the next several years.

7) Do you expect any new partnership announcements this fiscal year?

We are actively pursuing partners in all aspects of our business and are hopeful that we will be entering into one additional partnership arrangement before the end of this fiscal year.

8) How do the results by line of business for the three and six months ended November 28, 2004 compare with the same periods last year?

The results are as follows (unaudited and in thousands):

	Three months ended 11/28/04	Three months ended 11/30/03	Six months ended 11/28/04	Six months ended 11/30/03
Revenues:
Apio Value Added	$27,983	$22,829	$53,185	$45,113
Apio Trading (a)	21,735	18,778	42,046	34,696
Apio Bananas	—	458	—	945
Apio Service (b)	876	1,072	2,038	3,909
Total Apio	50,594	43,137	97,269	84,663
Landec Ag	7	19	105	146
Corporate	70	109	151	259
Total Revenues	50,671	43,265	97,525	85,068

Gross Profit:
Apio Value Added	4,313	3,642	8,358	7,826
Apio Trading	1,098	923	2,283	1,832
Apio Bananas	—	(264)	—	(470)
Apio Service	454	635	879	1,642
Total Apio	5,865	4,936	11,520	10,830
Landec Ag	76	7	96	48
Corporate	55	87	120	233
Total Gross Profit	5,996	5,030	11,736	11,111

R&D:
Apio	255	386	543	721
Landec Ag	192	284	418	546
Corporate	238	327	528	651
Total R&D	685	997	1,489	1,918

S,G&A:
Apio	3,346	2,787	6,498	6,263
Landec Ag	1,849	1,664	3,369	3,071
Corporate	751	770	1,454	1,370
Total S,G&A	5,946	5,221	11,321	10,704

Other (c):
Apio	(790)	(899)	(1,671)	(1,742)
Landec Ag	(355)	(391)	(663)	(744)
Corporate	972	895	1,908	1,790
Total Other	(173)	(395)	(426)	(696)

Net Income (Loss):
Apio	1,474	864	2,808	2,104
Landec Ag (d)	(2,320)	(2,332)	(4,354)	(4,313)
Corporate	38	(115)	46	2
Net Loss	$(808)	$(1,583)	$(1,500)	$(2,207)
Net Loss Per Diluted Share	$(0.03)	$(0.08)	$(0.06)	$(0.11)

a)             Apio’s trading business includes its commission-based commodity export business and its commission-based buy/sell business.

b)             Subsequent to the sale of the domestic vegetable business in June 2003, service revenues consist solely of revenues from Apio Cooling LP.

c)              Included in Other is net interest expenses, non-operating income/expenses and corporate management fees charged to Apio and Landec Ag by Corporate.

d)            Virtually all of Landec Ag’s revenues and profits are realized in the Company’s third and fourth fiscal quarters.